Filed Pursuant to Rule 424(b)(3)

Registration No. 333-186656

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

SUPPLEMENT NO. 13 DATED DECEMBER 15, 2014

TO THE PROSPECTUS DATED MAY 28, 2014

This document supplements, and should be read in conjunction with, the prospectus of Cole Real Estate Income Strategy (Daily NAV), Inc. dated May 28, 2014, Supplement No. 11 dated November 21, 2014, which superseded and replaced all previous supplements to the prospectus, and Supplement No. 12 dated December 5, 2014. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus, as supplemented to date.

The purpose of this supplement is to describe updates to our management and the management of our advisor and our dealer manager and the entity that controls our sponsor.

Management

Effective as of December 12, 2014, Nicholas S. Schorsch resigned as one of our directors, our chairman of the board of directors, our chief executive officer and our president. In addition, effective as of December 12, 2014, Mr. Schorsch resigned as the chief executive officer of Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC, our advisor (CINAV Advisors), as the executive chairman of American Realty Capital Properties, Inc. (ARCP), an entity which controls our sponsor and is the parent company and indirect owner of CINAV Advisors, and as a director of Cole Capital Corporation, our dealer manager. Accordingly, all references to Mr. Schorsch in the prospectus are hereby supplemented with the aforementioned information.

Effective as of December 15, 2014, David S. Kay resigned as the president of CINAV Advisors and as the chief executive officer of ARCP. Accordingly, all references to Mr. Kay in the prospectus are hereby supplemented with the aforementioned information.

Effective as of December 15, 2014, Lisa E. Beeson resigned as the chief operating officer of CINAV Advisors, as the president and chief operating officer of ARCP and as the president and treasurer of Cole Capital Corporation. Accordingly, all references to Ms. Beeson in the prospectus are hereby supplemented with the aforementioned information.